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                                                               EXHIBIT 99.(c)(1)
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                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             ZURN INDUSTRIES, INC.,

                           ZURN ACQUISITION CO., INC.

                                      AND

                             ELJER INDUSTRIES, INC.

                            DATED DECEMBER 14, 1996

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                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated December 14, 1996 (this "Agreement"), among Zurn Industries, Inc., a Pennsylvania corporation ("Parent"), Zurn Acquisition Co., Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Eljer Industries, Inc., a Delaware corporation (the "Company").

  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent, by means of the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, to effectuate the acquisition, Parent and the Company each desire that Parent cause Sub to commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $1.00 per share, of the Company (the "Shares" or the "Company Common Stock") upon the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.2) and the Board of Directors of the Company has approved such tender offer and is recommending (subject to the limitations contained herein) that the Company's stockholders accept the tender offer and tender their shares of Company Common Stock pursuant thereto; and

  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer (as defined in Section 1.1) and the Merger and also to prescribe various conditions to the consummation thereof;

  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   The Offer

  1.1 The Offer. (a) Provided that none of the events set forth in Exhibit A hereto shall have occurred and be continuing, as promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this Agreement), Parent shall cause Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase (the "Offer") all outstanding shares of the Company Common Stock at a price of $24.00 per share, net to the seller in cash (as paid pursuant to the Offer, the "Offer Consideration"). The obligation of Parent and Sub to commence the Offer, to consummate the Offer and to accept for payment and to pay for shares of Company Common Stock validly tendered in the Offer and not withdrawn shall be subject only to those conditions set forth in Exhibit A hereto.

  (b) Without the prior written consent of the Company, Sub shall not (and Parent shall cause Sub not to) (i) decrease or change the form of the Offer Consideration or decrease the number of Shares sought pursuant to the Offer,
(ii) change the conditions to the Offer, (iii) impose additional conditions to the Offer, (iv) extend the expiration date of the Offer beyond the initial expiration date of the Offer (except (A) as required by applicable law, (B) that Sub may extend the expiration date of the Offer for up to 20 business days after the initial expiration date of the Offer (which shall be the 20th business day after commencement of the Offer), and (C) that if any condition to the Offer has not been satisfied or waived, Sub shall extend the expiration date of the Offer for one or more periods not exceeding 60 calendar days (or, if required by the Company in its sole discretion, 120 days calendar days) in the aggregate), (v) waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of Shares which constitutes 50.1% of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" meaning, as of any date, the number of

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Shares outstanding, together with the Shares which the Company may be required to issue pursuant to obligations outstanding at that date under employee stock or similar benefit plans or otherwise), or (vi) amend any term of the Offer in any manner adverse to holders of shares of Company Common Stock; provided, however, that, except as set forth above and subject to applicable legal requirements, Sub may waive any other condition to the Offer in its sole discretion; and provided further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the United States
Securities and Exchange Commission (the "SEC"). Assuming the prior satisfaction or waiver of the conditions to the Offer, Sub shall accept for payment, and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof.

  1.2 Offer Documents. As soon as practicable on the date of commencement of the Offer, Parent and Sub shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 ("Schedule 14D-1") with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and which Parent and Sub jointly represent, warrant and covenant will comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law; provided, however, that no agreement or representation is hereby made or shall be made by Parent or Sub with respect to information supplied by the Company in writing expressly for inclusion in, or with respect to Company information derived from the Company's public SEC filings which is incorporated by reference in, the Offer Documents; and provided, further, however, that no representation, warranty or covenant is made or shall be made herein by the Company with respect to information contained in the Offer Documents other than information supplied by the Company in writing expressly for inclusion in, or with respect to Company information derived from the Company's public SEC filings which is incorporated by reference in, the Offer Documents.

  Parent, Sub and the Company each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Sub further jointly and severally agree to take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Company Common Stock, in each case as and to the extent required by applicable law. In conducting the Offer, Parent and Sub shall comply in all material respects with the provisions of the Exchange Act and any other applicable law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

  1.3 Company Actions. The Company hereby consents to the Offer and represents that (a) its Board of Directors (at a meeting duly called and held) has (i) determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval is sufficient to render (x) Section 203 of the Delaware General Corporation Law (the "DGCL") inapplicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (y) Article Eighth of the Restated Certificate of Incorporation of the Company inapplicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and
(iii) resolved (subject to the limitations herein contained) to recommend acceptance of the Offer and adoption of this Agreement by the holders of Company Common Stock, and (b) Bear, Stearns & Co. Inc. has delivered to the Board of Directors of the Company its opinion that the Offer Consideration to be received by the holders of Company Common Stock in the Offer is fair, from a financial point of view, to such holders. The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in this
Section 1.3; provided, however, that the Company's Board of Directors may withdraw, modify or change such recommendation to the extent that, after consultation with legal counsel (who may be the Company's regularly engaged legal counsel), it determines in good faith that such

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action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law. The Company hereby agrees to file with the SEC simultaneously with the filing by Parent and Sub of Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, "Schedule 14D-9") containing such recommendations of the Board of Directors of the Company in favor of the Offer and the Merger; provided, however, that the Company's Board of Directors may withdraw, modify or change such recommendation to the extent that, after consultation with legal counsel (who may be the Company's regularly engaged legal counsel), it determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law. The Company represents, warrants and covenants that Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. The Company agrees to include in the Schedule 14D-9 information furnished by Parent or Sub in writing concerning Parent's Designees (as such term is defined in Section 1.4 hereof), as required by
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company, Parent and Sub each agree promptly to correct any information provided by them for use in Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all lawful action necessary to cause Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. Parent, Sub and their counsel shall be given a reasonable opportunity to review
Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the Offer, the Company shall promptly furnish Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of the Company Common Stock as of the latest practicable date and shall furnish Parent with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Sub and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with its terms, shall deliver promptly to the Company (or destroy and certify to the Company the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

  1.4 Directors. (a) Promptly upon the purchase by Sub pursuant to the Offer of such number of shares of Company Common Stock which represents at least 50.1% of the outstanding shares of Company Common Stock (on a fully diluted basis), and from time to time thereafter, (i) Parent shall be entitled to designate such number of directors ("Parent's Designees"), rounded up to the next whole number as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (x) the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), and (ii) the Company shall, upon request by Parent, promptly satisfy the Board Percentage by (x) increasing the size of the Board of Directors of the Company or (y) using reasonable efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Board of Directors of the Company and shall use best efforts to cause Parent's Designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, the Company shall take, at Parent's expense, all lawful action necessary to effect any such election. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself, the Parent's Designees and its officers, directors and affiliates required by Section 14(f) of the Exchange and Rule 14f-1 promulgated thereunder to be included in Schedule 14D-9. Notwithstanding the foregoing, at all times prior to the Effective Time the Company's Board of Directors shall include at least two Continuing Directors (as defined in Section 1.4(b)).

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  (b) Following the election or appointment of Parent's Designees pursuant to this Section 1.4 and prior to the Effective Time (as defined in Section 2.3) of the Merger, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Sub or waiver of the Company's rights hereunder shall require the concurrence of a majority of directors of the Company then in office who are directors on the date hereof and who voted to approve this Agreement (such directors, the "Continuing Directors").

                                  ARTICLE II

                                  The Merger

  2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. Each of the parties shall use its respective reasonable best efforts to cause the Merger to occur as promptly as possible (subject to the limitations herein contained). At the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent (Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue under the name "Eljer Industries, Inc."

  2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York time, on the first business day following satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York unless another date, time or place is agreed to in writing by the parties hereto.

  2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

  2.4 Effects of the Merger. (a) The Merger shall have the effects as set forth in the applicable provisions of the DGCL.

  (b) The directors and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

  (c) The Certificate of Incorporation of Sub immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

  (d) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation or the Bylaws.

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                                  ARTICLE III

  Effect of The Merger on The Capital Stock of The Constituent Corporations;
                           Exchange of Certificates

  3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the holder of any shares of capital stock of Sub:

  (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

  (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company and all shares of Company Common Stock and other shares of capital stock of the Company owned by Parent, Sub or any other wholly-owned Subsidiary (as defined below) of Parent or the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, the word "Subsidiary", with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) at least 50% of all classes of equity securities is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

  3.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the shares thereof:

  (a) (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) shares owned, directly or indirectly, by the Company or any wholly-owned Subsidiary of the Company or by Parent, Sub or any other wholly-owned Subsidiary of Parent and (ii) Dissenting Shares (as defined in Section 3.6)) shall be converted into the right to receive the Offer Consideration, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), less any required withholding taxes, upon surrender and exchange of a Certificate (as defined in Section 3.3).

  (ii) All such shares of Company Common Stock, when converted as provided in
Section 3.2(a)(i), no longer shall be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and from and after the Effective Time such Certificates shall represent only the right to receive for their Shares the Merger Consideration, without any interest thereon, upon surrender of the Certificates in accordance with the provisions of Section 3.3.

  3.3 Payment for Shares. (a) Paying Agent. Prior to the Effective Time, Sub shall appoint a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this
Article III, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 3.2(a)(i) and this Section 3.3 to holders (other than (i) the Company or any wholly-owned Subsidiary of the Company or Parent, Sub or any other wholly-owned Subsidiary of Parent, or (ii) holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund. From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make or cause to be made the appropriate

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cash payments, if any, to holders of Dissenting Shares. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from either Moody's Investors Services, Inc. and/or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Company Common Stock entitled thereto as contemplated by this
Section 3.3. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings on Permitted Investments shall be paid to Sub. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 3.3, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

  (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than the Company or any wholly-owned Subsidiary of the Company or Parent, Sub or any other wholly-owned Subsidiary of Parent) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other customary provisions as Parent reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such Certificate and
(y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 3.3(b), each Certificate (other than Certificates representing Shares owned by the Company or any wholly-owned Subsidiary of the Company or Parent, Sub or any other wholly-owned Subsidiary of Parent) shall represent for all purposes only the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly evidenced by such Certificate.

  (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

  (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (e) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent may be required to deduct and withhold with respect to such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

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  3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

  3.5 Stock-Based Executive Compensation Arrangements. At the Effective Time, each holder of (a) a then-outstanding option to purchase Shares under the Company's Long-Term Executive Incentive Compensation Plan (the "LTIP") (a true and correct copy of which has been delivered by the Company to Parent), whether or not then exercisable (the "Options"), shall, in settlement thereof, receive for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per Share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"), (b) any then-outstanding shares of restricted Company Common Stock awarded under the LTIP ("Restricted Shares") shall, in settlement thereof, receive for each Restricted Share converted pursuant to Section 3.2(a) an amount (subject to any applicable withholding tax) in cash equal to the Merger Consideration (the "Restricted Share Consideration"), and (c) any then-outstanding phantom stock unit under the Eljer Industries, Inc. 1995 Long-Term Incentive Plan (the "Incentive Plan"), whether or not then exercisable (the "Phantom Rights") shall, in settlement thereof, receive for each Phantom Right an amount (subject to applicable withholding tax) in cash equal to the difference between the Merger Consideration and the Initial Value (as defined in the Incentive Plan) of such Phantom Right to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Phantom Right Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under
Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration, the Restricted Share Consideration or the Phantom Right Consideration, the Option or the Phantom Right shall be cancelled and the Restricted Shares shall be surrendered and cancelled. The surrender of an Option, a Restricted Share or a Phantom Right to the Company in exchange for the Option Consideration, the Restricted Share Consideration or the Phantom Right Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option, Restricted Share or Phantom Right. Prior to the Effective Time, the Company shall use its reasonable efforts to obtain all necessary consents or releases from holders of Options, Restricted Shares or Phantom Rights under the LTIP and the Incentive Plan and take all such other lawful action as may be necessary to provide for and give effect to the transactions contemplated by this Section 3.5 (except for any such action that may require the approval of the Company's stockholders). Except as otherwise agreed to by the parties, (i) the LTIP and the Incentive Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof, shall be canceled as of the Effective Time, and (ii) the Company shall use reasonable best efforts to assure that following the Effective Time no participant in the LTIP, the Incentive Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

  3.6 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 3.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.

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                                  ARTICLE IV

                        Representations and Warranties

  4.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Sub as follows (it being expressly understood that, to the extent that any representation or warranty shall be untrue or incorrect as a result of (i) the status of United States Brass Corporation ("US Brass") as a debtor and debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the Eastern District of Texas, (ii) the past or future assertion of claims against US Brass in connection with its reorganization proceedings, or (iii) the occurrence of any other events, developments or actions with respect to US Brass in such reorganization proceedings (collectively, the "US Brass Bankruptcy Events"), such representation or warranty shall nonetheless be deemed to be true and correct for all purposes of this Agreement):

  (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect (as defined below) with respect to the Company. The entities identified on Schedule 4.1(a) represent all of the Subsidiaries of the Company, and the Company does not own any equity interest in any other entity other than the Subsidiaries. The Company has heretofore made available to Parent complete and correct copies of its Restated Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws (or other comparable documents) of each of its Subsidiaries. As used in this Agreement, a "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect, or any development that is reasonably likely to result in a material adverse effect, on the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole.

  (b) Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). As of the date hereof: (i) 7,153,657 Shares (including 40,600 Restricted Shares) are issued and outstanding, (ii) no shares of Preferred Stock are issued and outstanding,
(iii) 33,593 Shares are held by the Company or its direct or indirect wholly owned Subsidiaries, and (iv) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company stockholders may vote ("Company Voting Debt") are issued or outstanding. All outstanding Shares were duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights. Except as set forth on Schedule 4.1(b), all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options. As of the date hereof, except as set forth in this Section 4.1(b) or Schedule 4.1(b), except for the common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of April 14, 1996, as amended, between the Company and Harris Trust and Savings Bank (the "Rights Agreement") and except for the tentative settlement entered into in November 1995 pursuant to which it was agreed that 17.5% of the issued and outstanding shares of the common stock of the Company will be issued to a trust to be created pursuant to the Bankruptcy Plan (as hereinafter defined) in the US Brass Bankruptcy there are outstanding: (i) no shares of capital stock, Company Voting Debt or other voting securities of the Company; (ii) no securities of the Company or any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock, Company Voting Debt or other voting securities of the Company or any Subsidiary of the Company; (iii) no stock appreciation rights, phantom stock awards or similar rights or awards have been issued or granted by the Company or any Subsidiary of the Company; and (iv) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Set forth on Schedule 4.1(b) is a list of all options, warrants and rights to purchase shares of Company Common Stock, and all Phantom Rights and stock appreciation rights outstanding as of the date hereof and the exercise prices or Initial Values, as applicable, relating thereto. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

  (c) Authority; No Violations; Consents and Approvals.

    (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject, if required with respect to consummation of the Merger, to the Company Stockholder Approval (as defined in Section 4.1(c)(iii)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, if required with respect to consummation of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, subject, if required with respect to consummation of the Merger, to the Company Stockholder Approval, and, assuming that this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) (the foregoing exception, the "Bankruptcy Exception").

    (ii) The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby by the Company will not, (x) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), pursuant to any provision of the Certificate of Incorporation or Bylaws of the Company or the equivalent constituent documents of any of its Subsidiaries or (y) except as set forth on Schedule 4.1(c)(ii) hereto and assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 4.1(c)(iii) are duly and timely obtained or made and, if required, the Company Stockholder Approval has been obtained, result in any Violation of any (i) loan or credit agreement, note, mortgage, indenture, lease, Company ERISA Plan (as defined in Section 4.1(i)), Company Benefit Arrangements (as defined in Section 4.1(i)) or other agreement, obligation, instrument, Company Permit (as defined in Section 4.1(f)), concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (ii) judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets (collectively, "Laws"). The Board of Directors of the Company has taken all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement, to ensure that Section 203 of the DGCL does not, and will not, apply to the transactions contemplated in this Agreement. The Board of Directors of the Company has also taken all actions necessary under Article EIGHTH of the Company's Restated Certificate of Incorporation, including approving the transactions contemplated by this Agreement, to ensure that such Article EIGHTH does not, and will not, apply to the transactions contemplated in this Agreement. The Company and its Board of Directors have taken all actions necessary so that (i) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the other matters provided for herein will not result in (A) Purchaser or Sub or any of their respective Affiliates or Associates being an Acquiring Person, (B) the occurrence of a Distribution Date, or (C) the Rights becoming exercisable and (ii) the Final Expiration Date will occur immediately prior to the purchase of Shares pursuant to the Offer (the terms "Acquiring Person," "Affiliate," "Associate," "Distribution Date" and "Final Expiration Date" having the respective meanings ascribed thereto in the Rights Agreement).

    (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby which, if not obtained or made, would reasonably be expected to have a Material Adverse Effect with respect to the Company, except for: (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the "HSR Act") and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the SEC of
  (x) if required by applicable law, a proxy or information statement in definitive form relating to a meeting of the holders of Company Common Stock (the "Company's Stockholders Meeting") to adopt this Agreement ("Company Stockholder Approval") (such proxy or information statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement"), (y) Schedule 14D-9 in connection with the Offer, and (z) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) the consents, approvals, orders, authorizations, registrations, declarations or filings set forth on Schedule 4.1(c)(iii); and (E) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws.

  (d) SEC Documents. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1993 and prior to the date of this Agreement (the "Company SEC Documents") which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates,
(i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and present fairly, in all material respects, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

  (e) Information Supplied. None of the information supplied or to be supplied in writing by the Company expressly for inclusion or incorporation by reference in (i) any of the Offer Documents will, at the time the Offer Documents are first published, sent or given to holders of Company Common Stock, and at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or at the time of the Company's Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company makes no representations with respect to information supplied in writing by Parent or Sub expressly for inclusion in the Proxy Statement.

  (f) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to hold any such Company Permits would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as disclosed in the Company SEC Documents, the businesses of the Company and its Subsidiaries are not being conducted in violation of any Laws, other than Laws the violation of which would not reasonably be expected to have a Material Adverse Effect with respect to the Company. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, "to the knowledge of the Company" and all phrases of like import shall mean facts or circumstances within the personal knowledge of Scott Arbuckle, Brooks Sherman, or George Hanthorn, in each case after reasonably inquiry.

  (g) Litigation. Except as disclosed in the Company SEC Documents or on
Schedule 4.1(g) and except for any suits, actions or proceedings initiated or threatened against the Company or any of its officers or directors by any shareholder of the Company (or any group thereof) on or after the date hereof with respect to this Agreement or the transactions contemplated hereby, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company, nor is there any written judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company, which is reasonably likely to result in a Material Adverse Effect on the Company or its ability to consummate the transactions contemplated hereby.

  (h) Taxes. Except as disclosed on Schedule 4.1(h):

    (i) All Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period (defined below) by or on behalf of the Company or any Subsidiary of the Company (collectively, the "Returns") have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws.

    (ii) As of the time of filing, the Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, and activities and status of the Company and its Subsidiaries.

    (iii) All Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

    (iv) The reserves established for Taxes with respect to the Company and its Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate in accordance with GAAP.

    (v) Neither the Company nor any Subsidiary of the Company is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return except for extensions granted as a matter of right.

    (vi) Neither the Company nor any Subsidiary of the Company (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary of the Company is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

    (vii) There is no action, suit or proceeding now pending and no claim, audit or investigation now pending of which the Company is aware or, to the knowledge of the Company, any action, suit, claim, audit or investigation threatened against or with respect to the Company or any Subsidiary of the Company in respect of any Tax.

    (viii) None of the Company, any Subsidiary of the Company or any other person on behalf of the Company or any Subsidiary of the Company has entered into any agreement or consent pursuant to Section 341(f) of the Code.

    (ix) There are no liens for Taxes upon the assets of the Company or any Subsidiary of the Company except liens for current Taxes not yet due.

    (x) Neither the Company nor any Subsidiary of the Company will be required to include any adjustment in taxable income for any Post-Closing Tax Period (defined below) under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period.

    (xi) Neither the Company nor any Subsidiary of the Company has been a member of an affiliated, consolidated, combined or unitary group with respect to which any corporation (other than the Company or any Subsidiary of the Company, or any predecessors thereof) was the common parent.

    (xii) Schedule 4.1(h) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company or any Subsidiary of the Company.

    (xiv) For purposes of this paragraph 4.1(h):

      (A) "Tax" shall mean (1) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company or any Subsidiary of the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"), (2) any liability of the Company or any Subsidiary for the payment of any amounts of any of the foregoing types described as a result of being a member of an affiliated, consolidated, combined or unitary group, and (3) liability of the Company or any Subsidiary for the payment of any amounts as a result of being party to any Tax sharing agreement or arrangement (whether or not written) binding the Company or any Subsidiary of the Company or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other person.

      (B) "Pre-Closing Tax Period" shall mean any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

      (C) "Post-Closing Tax Period" shall mean any Tax period (or portion thereof) ending after the close of business on the Closing Date.

  (i) Pension And Benefit Plans; ERISA.

  Schedule 4.1(i) hereto contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of current, former and retired employees or their beneficiaries (the "Company ERISA Plans") and each other plan, contract, program or arrangement maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of current, former or retired employees and directors or their beneficiaries (the "Company Benefit Arrangements" and, together with the Company ERISA Plans, the "Plans"). Each Company ERISA Plan and each Company Benefit Arrangement is, and has at all times, operated in compliance in all material respects with its terms (including any applicable collective bargaining agreements) and all applicable laws, including but not limited to the Code, federal and state securities laws and ERISA, and no "reportable event," "prohibited transaction" or breach of fiduciary duty (within the meaning of ERISA) or termination has occurred with respect to any Company ERISA Plan under circumstances which present a risk of any material liability to any governmental authority or other person. None of the Company ERISA Plans or Company Benefit Arrangements is a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code or Section 4063 of ERISA. No event has occurred which would cause the Company to incur (i) any liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA or (ii) any withdrawal liability to a "multiemployer plan" or "multiple employer plan," in each case except for liabilities which could not reasonably be expected to have a Material Adverse Effect with respect to the Company. Copies or descriptions of each Company ERISA Plan and Company Benefit Arrangement (and, where applicable, the most recent summary plan description, actuarial report, determination letter, annual report (Form 5500) and trust agreement relating to such Company ERISA Plan and Company Benefit Arrangement), and such other information as has been reasonably requested by Parent, have been made available to Parent for review prior to the date hereof. Each Company ERISA Plan intended to qualify under Section 401(a) of the Code is identified on
Schedule 4.1(i) and, to the knowledge of the Company, is so qualified, and, to the knowledge of the Company, each trust maintained in connection with each such plan is tax exempt under Section 501(a) of the Code. The Internal Revenue Service (the "IRS") has issued favorable determination letters with respect to each Company ERISA Plan and each Company Benefit Arrangement and related trust intended to qualify under Section 401(a) of the Code, and the IRS has not taken any action to revoke any such letter. If and to the extent applicable, no Company ERISA Plan and no Company Benefit Arrangement has or has incurred an accumulated funding deficiency within the meaning of ERISA (S) 302 or Code
(S) 412, nor has any waiver of the minimum funding standards of ERISA (S) 302 and Code (S) 412 been requested of or granted by the IRS with respect to any Company ERISA Plan or Company Benefit Arrangement, nor has any lien in favor of any such plan arisen under Code (S) 412(n) or ERISA (S) 302(f). Except as indicated on Schedule 4.1(i), no Plan is self funded by the Company. Except as disclosed on Schedule 4.1(i), with respect to any insurance policy providing funding for benefits under any Company ERISA Plan or Company Benefit Arrangement, there is no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, there will be no such liability arising wholly or partially out of events occurring prior to the execution of this Agreement, nor would there be any such liability if the Company cancelled such policy as of the date hereof. Except as disclosed on Schedule 4.1(i), no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the Plans or the assets thereof (other than routine claims for benefits made in the ordinary course of plan administration) are pending or, to the knowledge of the Company, threatened against or with respect to the Plans, the Company or any fiduciaries (as defined in Section 3(21) of ERISA) of the Plans (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under a Plan, in each case except for actions, suits, grievances, arbitrations, claims, or other matters that could not reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as set forth in Schedule 4.1(i), all expenses and liabilities relating to all of the Plans have been, and will at the Closing Date be, fully and properly accrued in all material respects on the appropriate Plan's books and records and disclosed in each case to the extent required and in accordance with generally accepted accounting principles and in the Plan financial statements. Except as set forth on Schedule 4.1(i), no Plan is funded through a "welfare benefit fund" as defined in Section 419(e) of the Code.

  (j) Absence of Certain Changes or Events. Since September 30, 1996, the business of the Company and its Subsidiaries has been carried on only in the ordinary course and there has not been any adverse change in the business, financial condition or results of operations which has resulted in or reasonably could be expected to result in a Material Adverse Effect with respect to the Company.

  (k) Opinion of Financial Advisor. The Company has received the opinion of Bear, Stearns & Co. Inc. to the effect that, as of the date hereof, the Offer Consideration to be received by the holders of Company Common Stock in the Offer and the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

  (l) Vote Required. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law, the Restated Certificate of Incorporation of the Company or otherwise) to approve the Merger and this Agreement and the transactions contemplated hereby.

  (m) Labor Matters. Except as set forth on Schedule 4.1(m), neither the Company nor any of its Subsidiaries is a party to any employment, severance compensation, labor or collective bargaining agreement and there are no employment, severance compensation, labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries. The only employment agreements and severance compensation agreements with officers of the Company or any of its Subsidiaries are set forth on Schedule 4.1(m). No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending written demand for recognition or certification.

  (n) Intangible Property.

    (i) Schedule 4.1(n) sets forth a list of each material trademark, trade name, patent, service mark, brand mark, brand name, proprietary computer program, proprietary database, industrial design or copyright owned by, or used in connection with the businesses of, the Company or any of its Subsidiaries as well as a list of all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the "Company Intangible Property"). Items identified with an asterisk on Schedule 4.1(n) are owned by the Company ("Company Owned Intangible Property"). Except as set forth on Schedule 4.1(n), all of the Company Owned Intangible Property is owned by the Company or its Subsidiaries free and clear of any and all liens, claims or encumbrances, other than liens, claims and encumbrances which would not materially impair the value of such Company Owned Intangible Property or its use in the conduct of the businesses conducted by the Company and its Subsidiaries. Except as set forth on Schedule 4.1(n), the use of the Company Intangible Property by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person, except in each case as would not materially impair the value of such Company Intangible Property or its use in the conduct of the businesses conducted by the Company and its Subsidiaries. There have been no claims made (or, to the knowledge of the Company, threatened) and neither the Company nor any of its Subsidiaries has received any notice of any claim that any of the Company Intangible Property is invalid or unenforceable or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property.

    (ii) Each of the Company and its Subsidiaries owns, or has a valid right to use, all Company Intangible Property necessary for the operation of its business and has not forfeited or otherwise relinquished any Company Intangible Property.

    (iii) Except as set forth on Schedule 4.1(n), each of the licenses or other contracts relating to the Company Intangible Property (collectively, the "Company Intangible Property Licenses") is in full force and effect and is valid and enforceable in accordance with its terms (subject to the Bankruptcy Exception), and there is no material default under any Company Intangible Property License either by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto and there has been no failure to maintain or enforce any material rights with respect to the Company Intangible Property Licenses. The transactions contemplated by this Agreement will not invalidate any Company Intangible Property License to which the Company or any of its Subsidiaries is a party or by which any of them are bound or result in any requirement to pay material additional amounts in order to continue to use any such Company Intangible Property License.

  (o) Environmental Matters.

    (i) For purposes of this Agreement:

      (A) "Environmental Law" means any applicable law regulating or prohibiting Releases into any part of the environment (indoor or outdoor), or pertaining to the protection of natural resources or the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. (S)(S) 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. (S)(S) 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C.(S)(S) 6901, et seq.), the Clean Water Act (33 U.S.C. (S)(S) 1251, et seq.), the Clean Air Act (33 U.S.C. (S)(S) 7401,
    et seq.), the Toxic Substances Control Act (15 U.S.C. (S)(S) 7401, et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. (S)(S) 136, et seq.), and the regulations promulgated pursuant thereto, and any such applicable foreign or domestic state or local statutes, and the regulations promulgated pursuant thereto, as such laws are in effect on the date hereof;

      (B) "Hazardous Material" means any substance, material or waste which is regulated by any public or governmental authority in the jurisdictions in which the Company or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of any Environmental Law;

      (C) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, any property owned, operated or leased by the Company or any of its Subsidiaries; and

      (D) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to
    (i) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (iii) perform preremedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (iv) achieve or maintain compliance with any Environmental Law.

    (ii) Except as disclosed in the Company SEC Documents, as set forth in
  Schedule 4.1(o), or where the failure to comply would not reasonably be expected to have a Material Adverse Effect with respect to the Company, the operations of the Company and its Subsidiaries have complied and currently comply with all Environmental Laws. Except as set forth in Schedule 4.1(o), neither the Company nor any of its Subsidiaries has received any notice with respect to any of its facilities of any violation of any Environmental Law or any possible liability or remediation obligation arising under any Environmental Law other than those violations, liabilities or obligations which would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

    (iii) The Company and its Subsidiaries are not subject to any outstanding material orders, judgments, agreements or contracts with or issued by any Governmental Entity or other person respecting (A) Environmental Laws, (B) any Remedial Action or (C) any Release or threatened Release of a Hazardous Material except as described in Schedule 4.1(o).

  (p) Certain Defaults. Except as set forth on Schedule 4.1(p), neither the Company nor any of its Subsidiaries is, or has received written notice that any other party is, in default under any material written contract or other agreement to which the Company or any Subsidiary is a party or otherwise bound.

  (q) Brokerage Fees and Commissions; Legal Fees. Except for Bear, Stearns & Co. Inc. (a copy of whose engagement letter with the Company has been furnished to Parent), no person or entity is entitled to receive from the Company or any of its Subsidiaries any investment banking, brokerage or finder's fee or fees for financial consulting or other advisory services in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The fees and expenses of Bear, Stearns & Co. Inc. as a result of its representation of the Company in connection with this Agreement and the transactions contemplated hereby shall not exceed $3,250,000.

  (r) Full Disclosure. None of the representations or warranties contained in this Section 4.1 nor any of the disclosures contained in the Schedules attached hereto contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

  4.2 Representations and Warranties of Parent and Sub. Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

  (a) Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect with respect to Parent. Parent has delivered to the Company complete and correct copies of the respective Certificates of Incorporation and Bylaws, or equivalent organizational documents, of Parent and Sub.

  (b) Authority; No Violations; Consents and Approvals.

    (i) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms, subject to the Bankruptcy Exception.

    (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Sub will not result in any Violation pursuant to any provision of the Certificate of Incorporation or Bylaws (or comparable governing instruments) of Parent or Sub or any of their respective Subsidiaries or, except as set forth on
  Schedule 4.2(b)(iii) hereto and assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 4.2(b)(iii) are duly and timely obtained or made, result in any Violation of any (i) loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan, or other agreement, obligation, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or their respective properties or assets or (ii) any Laws applicable to Parent or any of its Subsidiaries or their respective properties or assets.

    (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by each of Parent and Sub or the consummation by each of Parent or Sub of the transactions contemplated hereby which, if not obtained or made, would reasonably be expected to have a Material Adverse Effect with respect to Parent, except for: (A) filings under the HSR Act; (B) the filing with the SEC of (x) Schedule 14D-1, respectively, in connection with the commencement and consummation of the Offer and (y) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby;
  (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (D) the filings identified on Schedule 4.2(b)(iii).

  (c) Information Supplied. The Offer Documents, including Schedule 14D-1, will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law, and will conform in all material respects with the requirements of the Exchange Act and any other applicable law. The information contained in the Offer Documents (other than information furnished in writing by the Company expressly for inclusion in the Offer Documents, as to which Parent and Sub make no representations or warranties) will not, at the respective times such Offer Documents are filed with the SEC (or such filings are amended or supplemented) or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Parent or Sub or any affiliate of Parent for inclusion or incorporation by reference in (i) Schedule 14D-9 will, at the time Schedule 14D-9 is filed with the SEC, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or at the time of the Company's Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Sub, or with respect to any information supplied by Parent or Sub for inclusion in the Schedule 14D-9 or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Sub shall so describe the event to the Company.

  (d) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Sub is a wholly-owned subsidiary of Parent.

  (e) Financing. Parent and Sub collectively have cash on hand or financing commitments from financially responsible third parties, or a combination thereof, in an aggregate amount sufficient to enable Parent and Sub to (i) pay in full (A) the Offer Consideration, (B) the Merger Consideration (including the Restricted Share Consideration), (C) the Option Consideration, (D) the Phantom Right Consideration, and (E) all fees and expenses payable by Parent and Sub in connection with this Agreement and the transactions contemplated thereby and (ii) refinance such of the Company's existing indebtedness as, pursuant to its terms, will become due and payable prior to its stated maturity as a result of the consummation of the transactions contemplated hereby.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

  5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the earlier of (i) such time as Parent or Sub obtains majority representation on the Board of Directors of the Company (the "Board") or (ii) the Effective Time, the Company agrees as to the Company and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or by the Third Amended Joint Plan of Reorganization proposed by US Brass and the Company dated November 27, 1996 (as amended in accordance with Section 5.1(o) hereof from time to time, the "Bankruptcy Plan"), or to the extent that Parent shall otherwise consent in writing):

  (a) Ordinary Course. The Company and its Subsidiaries shall carry on their businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall use reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

  (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than cash dividends or distributions paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, except as required pursuant to the terms of any securities outstanding on the date hereof or as contemplated by any employee benefit or stock plans or any employment or severance agreement, as in effect on the date hereof.

  (c) Issuance of Securities. Except pursuant to the exercise of Options, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) grant any options, warrants or rights to purchase shares of Company Common Stock or grant any Phantom Rights or stock appreciation rights, (ii) amend or reprice any Option or the LTIP, or (iii) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or series (including, without limitation, any Shares), any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than (A) the issuance of Shares upon the exercise of Options under the LTIP which are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof and set forth on Schedule 4.1(b) (in any case as in effect on the date hereof) or (B) issuances by a wholly-owned Subsidiary of its capital stock to its parent.

  (d) Governing Documents. The Company shall not amend or propose to amend its, or permit any Subsidiary to amend its, Certificate of Incorporation or Bylaws (or comparable organizational documents).

  (e) No Solicitation. From and after the date hereof until the termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries), directly or indirectly, to initiate, solicit, or facilitate (including by way of furnishing non-public information or assistance) the making of any proposal that constitutes an Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in respect of an Acquisition Proposal, provided, however, that nothing contained in this Agreement shall prohibit the Company from:

    (i) furnishing information to, or engaging in discussions or negotiations with, or agreeing to or endorsing an Acquisition Proposal from, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that, (A) the Board, after consultation with legal counsel (who may be the Company's regularly engaged legal counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties under applicable law and (B) the Company (x) provides prior notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form; or

    (ii) failing to make, withdrawing, modifying or amending its recommendation referred to in Section 1.3 if there exists an Acquisition Proposal and the Board, after consultation with legal counsel as aforesaid, determines that such action is necessary for the Board to comply with its fiduciary duties under applicable law.

  Subject to the immediately preceding sentence, the Company shall immediately cease any existing negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will promptly notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any person who has informed the Company that such person is considering making, or has made, an Acquisition Proposal, and the Company will keep Parent informed in reasonable detail of the status and details of any such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving the

Company or any Subsidiary of the Company, or any purchase of all or any significant portion of the assets of the Company or any Subsidiary of the Company, or any significant equity interest in the Company or any Subsidiary of the Company, other than the transactions contemplated hereby. Nothing contained in this Section 5.1(e) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which the Board, after consultation with legal counsel (who may be the Company's regularly engaged legal counsel), determines in good faith is required under applicable law. Notwithstanding anything contained in this Agreement to the contrary, (x) any action by the Board permitted by this
Section 5.1(e) shall not constitute a breach of this Agreement by the Company and (y) a "stop-look-and-listen" communication with respect to the Offer, the Merger or this Agreement of the nature contemplated in Rule 14d-9 under the Exchange Act made by the Company as a result of an Acquisition Proposal shall in no event be deemed a withdrawal or modification by the Board of its approval or recommendation of the Offer, the Merger and this Agreement.

  (f) No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

  (g) No Dispositions. Other than dispositions in the ordinary course of business which are not material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

  (h) Advice of Changes; SEC Filings. The Company shall confer on a reasonably regular basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on the Company. The Company shall promptly provide Parent (or its counsel) with copies of all filings made by the Company with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

  (i) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

  (j) Other Actions. The Company will not voluntarily take, nor will it permit any of its Subsidiaries voluntarily to take or agree or commit voluntarily to take, any action that results in any of the Company's representations or warranties hereunder being untrue in any material respect or in any of the Company's covenants hereunder or any of the conditions to the Merger not being satisfied in all material respects.

  (k) Certain Employee Matters. The Company and its Subsidiaries shall not:
(i) except for normal increases to officers and key employees consistent with past practice, grant any increases in the compensation of any of its directors, officers or key employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company ERISA Plans or Company Benefit Arrangements as in effect on the date hereof to any such director, officer or key employee, whether past or present; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) except as may be required to comply with applicable law, become obligated under any new Company ERISA Plan or Company Benefit Arrangements, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder. Notwithstanding the foregoing, Parent agrees that to the extent that a covered employee of the Company is unable to meet the targets set forth in the 1997 Executive Incentive Compensation Program or those targets are changed, in either case as a result of a Change of Control as defined in the 1995 Long Term Incentive Plan, the employee's 1997 bonus will be paid at par.

  (l) Indebtedness. Except for borrowings in the ordinary course of business under its existing credit facilities or arrangements, the Company shall not, nor shall the Company permit any of its Subsidiaries to, assume or incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person.

  (m) Accounting. The Company shall not take any action, other than in the ordinary course of business, consistent with past practice or as required by the SEC or by law, to effect any material change in any of its current accounting policies, procedures and practices.

  (n) Capital Expenditures. The Company shall not make or authorize nor shall the Company permit any of its Subsidiaries to make or authorize any capital expenditures in excess of $5,000,000 that is not included in the capital budget previously furnished to Parent.

  (o) U.S. Brass Chapter 11 Case. The Company shall not act in any material respect in the Chapter 11 case of U.S. Brass, pending in the United States Bankruptcy Court, Eastern District of Texas (case no. 94-40823S) without reasonable advance notice to and the consent of Parent, which consent shall not be withheld unreasonably. In particular, the Company shall not propose or agree to any amendment to or modification of the Third Amended Joint Plan of Reorganization proposed in said Chapter 11 case by the Company and U.S. Brass, dated November 27, 1996. Nothing contained in this Section 5.1(o) is intended in any way to affect the duties, obligations or responsibilities of U.S. Brass as a debtor under Chapter 11 of the Bankruptcy Code.

  5.2 Notices of Certain Events. The Company and Parent shall promptly notify the other of:

    (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; and

    (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

    (iii) any actions, suits, claims, investigations or proceedings commenced or, to the actual knowledge of the executive officers of the notifying party, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed, in the case of the Company, pursuant to Section 4.1(g), or which, in the case of either the Company or Parent, relate to the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VI

                      Additional Covenants and Agreements

  6.1 Preparation of the Proxy Statement; Company Stockholders Meeting; Merger without a Company Stockholders Meeting. (a) As soon as practicable following the acceptance for payment of and payment for shares of Company Common Stock by Sub in the Offer, if required by applicable law in order to consummate the Merger, the Company, in consultation with Parent, shall prepare and file with the SEC a preliminary proxy statement, together with a form of proxy, or information statement (the "Preliminary Proxy Statement") relating to the Merger in accordance with the Exchange Act and the rules and regulations thereunder. Parent, Sub and the Company will cooperate with each other in the preparation of the Preliminary Proxy Statement. Without limiting the generality or effect of the foregoing, the Company shall use its reasonable efforts to respond to all SEC comments with respect to the Preliminary Proxy Statement and, subject to compliance with SEC rules and regulations, to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date. Parent and Sub will furnish to the Company the information relating to Parent and Sub required under the Exchange Act and the rules and regulations thereunder to be set forth in the Proxy Statement.

  (b) The Company will, as soon as practicable following the acceptance for payment of and payment for shares of Company Common Stock by Sub in the Offer, if required by law to consummate the Merger, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of approving this Agreement and the transactions contemplated hereby. At the Company Stockholders Meeting, Parent shall cause all of the Shares then owned by Parent and Sub and any of their respective Subsidiaries or controlled affiliates to be voted in favor of the Merger.

  (c) Notwithstanding the foregoing clauses (a) and (b), in the event that Sub or any other wholly-owned Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock in the Offer, the parties hereto shall, at the request of Sub, take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with
Section 253 of the DGCL.

  (d) Parent shall (i) cause Sub promptly to submit this Agreement and the transactions contemplated hereby for approval and adoption by the written consent of its sole stockholder; (ii) cause the shares of capital stock of Sub to be voted for adoption and approval of this Agreement and the transactions contemplated hereby; and (iii) cause to be taken all additional actions necessary for Sub to adopt and approve this Agreement and the transactions contemplated hereby.

  6.2 Access to Information. (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, tax returns) of the Company and its Subsidiaries and cause the Company's and its Subsidiaries' independent accountants to provide access to their work papers and such other information as Parent may reasonably request and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by the Company or any such Subsidiary during such period pursuant to SEC requirements and (ii) all other information concerning the business, properties and personnel of the Company or any such Subsidiary as Parent may reasonably request. Parent agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

  (b) The Confidentiality and Standstill Agreement, dated as of August 21, 1996, between Parent and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

  6.3 Legal Conditions to Merger. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Offer, the Merger and the transactions contemplated by this Agreement (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Offer, the Merger and the transactions contemplated by this Agreement. Without limiting the generality or effect of the foregoing, each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by the Company, Parent or any of their Subsidiaries in connection with the Offer, the Merger, this Agreement or the taking of any action contemplated hereby or thereby; provided, however, that Parent need not agree with the Department of Justice or any other Governmental Entity to hold separate, sell or otherwise dispose of any Subsidiary of Parent or the Company or assets or properties of any of the foregoing, in each case, which the Parent determines, in good faith, would materially affect the value of the acquisition as a whole to Parent.

  6.4 Fees and Expenses. (a) Except as otherwise provided in this Section 6.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

  (b) The Company agrees to pay Sub a fee in immediately available funds equal to $8,500,000 upon the termination of this Agreement pursuant to Section 8.1(d) for any of the following reasons (each, a "Trigger Event"):

    (i) the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal other than the transactions contemplated by this Agreement; or

    (ii) the Board shall have withdrawn, or modified or amended in a manner materially adverse to Parent or Sub, its approval or recommendation of the Offer, the Merger or this Agreement.

  (c) The costs incurred in connection with printing and mailing proxy materials to shareholders of the Company shall be borne equally by the Company and Parent.

  6.5 Brokers or Finders. Except for Bear, Stearns & Co. Inc., the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. The fees and expenses of Bear, Stearns & Co. Inc. shall be paid by the Company in accordance with the Company's agreements with such firm, and the Company agrees to indemnify and hold Parent harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by the Company or any of its affiliates. Except for the firms identified on Schedule 6.5, Parent and Sub jointly and severally represent as to themselves and their Subsidiaries and Affiliates that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. The fees and expenses of the firms identified on Schedule 6.5 shall be paid by Parent and Sub in accordance with the Parent's agreements with such firms. Parent agrees to indemnify and hold Company harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by Parent or its affiliates.

  6.6 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject, as applicable, to the Company Stockholder Approval, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

  6.7 Conduct of Business of Sub. During the period of time from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

  6.8 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to this Agreement or the transactions contemplated hereby, including the Offer and the Merger, and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law or by the rules of the New York Stock Exchange, Inc., in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

  6.9 Employee Benefits. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and perform each of the severance agreements and plans identified on Schedule 6.9; and, to the extent necessary under these agreements and plans, the preceding clause shall be deemed an assumption of the Company's obligations under these agreements and plans by the Surviving Corporation. The Company has heretofore delivered to Parent a true and complete copy of each such agreement and plan. Without limiting the generality of the foregoing, Parent shall cause the Surviving Corporation to pay to Scott Arbuckle, on the Closing Date, all amounts that will be owing to him under his Employment Agreement and Executive Severance Agreement, in each case as amended, as a result of the transactions contemplated by this Agreement. In addition, prior to the consummation of the Offer, the Company shall take such actions as may be necessary to amend its existing Change-In-Control Severance Payment Plan dated June 1, 1991 for Employees of the Company so that such plan, as amended, shall provide for the benefits specified on Schedule 6.9 hereto.

  6.10 Indemnification; Directors' and Officers' Insurance. (a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld). Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.10 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by
Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. All rights to indemnification under this Section 6.10(a), including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all such rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

  (b) For a period of six years following the Effective Time, Parent shall cause the Surviving Corporation to keep in effect the provisions in its Certificate of Incorporation and Bylaws as of the date hereof providing for exculpation of director and officer liability and indemnification to the fullest extent provided by the DGCL, which provisions shall not be amended, repealed, or otherwise modified except as required by applicable law or except for amendments or modifications that would not adversely affect the rights thereunder of any Indemnified Party.

  (c) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  (d) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Sub, the Company and the Surviving Corporation.

                                  ARTICLE VII

                             Conditions Precedent

  7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

  (a) Stockholder Approval. This Agreement and the Merger shall have been adopted by the affirmative vote of the holders of a majority of the Shares entitled to vote thereon if such vote is required by applicable law; provided that the Parent and Sub shall vote all Shares purchased pursuant to the Offer in favor of the Merger.

  (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of Merger shall be in effect; provided, however, that prior to invoking this condition, the party so invoking this condition shall have used its commercially reasonable efforts to have any such Injunction vacated.

  (d) Completion of the Offer. Sub shall have accepted for payment and paid for all shares of Company Common Stock validly tendered in the Offer and not withdrawn; provided, however, that neither Parent nor Sub may invoke this condition if Sub shall have failed to purchase shares of Company Common Stock so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

  7.2 Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

  (a) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the earlier of (i) such time as Parent's Designees shall constitute at least a majority of the Company's Board of Directors pursuant to Section 1.4 of this Agreement and (ii) the Closing Date; provided, however, that no failure by the Company to have so performed in all material respects any such obligation shall constitute a failure of satisfaction of the foregoing condition where the Company's failure of performance occurred, and was actually known to Parent, at or prior to the time Parent, Sub or any of their affiliates accepted for payment any shares of Company Common Stock pursuant to the Offer.

  Notwithstanding the foregoing, the obligations of Parent and Sub to effect the Merger shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, directly or indirectly, of any breach by Parent or Sub of any of their material obligations under this Agreement.

  7.3 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the
Company:

  (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

  (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

                                 ARTICLE VIII

                           Termination and Amendment

  8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

  (a) by mutual written consent of the Company and Parent, or by mutual action of their respective Boards of Directors;

  (b) by the Company, if Sub shall have failed to commence the Offer within five business days following the date of the initial public announcement of the Offer;

  (c) by either the Company or Parent, so long as such party has not materially breached its obligations hereunder, if the Merger shall not have been consummated on or before May 15, 1997; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

  (d) by either the Company or Parent in the event that a Trigger Event shall have occurred under Section 6.4(b); provided that the Company's right to terminate this Agreement under this Section 8.1(d) shall be available only if the Company shall have paid to Sub the fee provided for in Section 6.4(b);

  (e) by Parent, if the Offer shall have expired or have been withdrawn or terminated in accordance with the terms and conditions thereof without any shares of Company Common Stock being purchased by Sub thereunder by reason of the failure to satisfy any condition set forth in Exhibit A hereto;

  (f) by the Company, if the Offer shall have expired or have been withdrawn or terminated without any shares of Company Common Stock being purchased by Sub thereunder on or prior to the 60th (or, if extended as contemplated by Section 1.2, the 120th) day after the date of commencement of the Offer pursuant to Section 1.2 hereof;

  (g) by the Company, if Parent or Sub materially breaches any of their respective representations and warranties or covenants contained in this Agreement; or

  (h) by either the Company or Parent, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable.

  8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or stockholders except (i) with respect to this Section 8.2, the last sentence of Section 6.2(a), and Sections 6.2(b), 6.4 and 6.5, (ii) to the extent that such termination results from the intentional or wilful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement (except as provided in Section 9.7) and (iii) with respect to Parent and Sub, to the extent that such termination results from the breach, for whatever reason, of the representations and warranties of Parent and Sub contained in Section 4.2(e) hereof or from the failure of Parent and Sub to consummate the transactions contemplated hereby because Parent and Sub do not have sufficient cash on hand or financing resources in an aggregate amount sufficient to enable Parent and Sub to pay all of the amounts specified in Section 4.2(e) hereof.

  8.3 Amendment. Subject to applicable law and to Section 1.4(b), this Agreement may be amended, modified or supplemented only by written agreement of Parent, Sub and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after this Agreement is adopted by the Company's stockholders, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the stockholders of the Company or adversely affect the rights of the stockholders of the Company.

  8.4 Extension; Waiver. At any time prior to the Effective Time, and subject to Section 1.4(b) and applicable law, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE IX

                              General Provisions

  9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article III and Sections 6.9 and 6.10. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

  9.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by a nationally recognized overnight courier or certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered by courier, personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

  (a) if to Parent or Sub, to:

    Zurn Industries, Inc.
    One Zurn Place
    Erie, Pennsylvania 16505
    Attn: Dennis Haines, Esq.
    Telecopy: (814) 459-3535

  with a copy to:

    Jones, Day, Reavis & Pogue
    901 Lakeside Avenue
    Cleveland, Ohio 44114
    Attn: David G. Heiman, Esq.
    Telecopy: (216) 579-0212

  (b) if to the Company, to:

    Eljer Industries, Inc.
    17120 Dallas Parkway
    Dallas, Texas 75248
    Attn: George W. Hanthorn, Esq.
    Telecopy: (972) 407-7238

  with copies to:

    Weil, Gotshal & Manges LLP
    100 Crescent Court
    Suite 1300
    Dallas, Texas 75201
    Attn: Thomas A. Roberts, Esq.
    Telecopy: (214) 746-7777

  9.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

  9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when executed and delivered by each of the parties, it being understood that all parties need not sign the same counterpart.

  9.5 Entire Agreement; No Third Party Beneficiaries; Rights of
Ownership. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in Sections 6.9 and 6.10, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, the taking by any party of any action contemplated by the provisions hereof to be taken by such party shall in no event constitute a breach of any provision of the Confidentiality Agreement.

  9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

  9.7 Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VIII hereof. Upon any such holding that any provision of this Agreement is null, void or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

  9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign and delegate, in its sole discretion, all (but not less than all) of its rights, interests and obligations hereunder to any newly-formed direct or indirect wholly-owned Subsidiary of Parent formed solely for the purpose of engaging in the transactions contemplated hereby and not engaged in any business activities or conducting any operations other than in connection with the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Zurn Industries, Inc.

                                                   /s/ Robert R. Womack
                                          By: _________________________________
                                          Title: Chairman and Chief Executive
                                               Officer

                                          Zurn Acquisition Co., Inc.

                                                   /s/ Robert R. Womack
                                          By: _________________________________
                                          Title: President

                                          Eljer Industries, Inc.

                                                   /s/ Scott G. Arbuckle
                                          By: _________________________________
                                          Title: President and Chief Executive
                                               Officer

                                                                      EXHIBIT A

                            CONDITIONS TO THE OFFER

  Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restrictions referred to above, payment for any Shares tendered, and, subject to the terms of the Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) (A) unless the following conditions have been satisfied: (i) there have been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which constitutes 50.1% of the Shares outstanding on a fully-diluted basis on the date of purchase (the "Minimum Share Condition") ("on a fully-diluted basis" having the following meaning, as of any date: the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise) and (ii) any applicable waiting periods under the HSR Act shall have expired or been terminated prior to the expiration of the Offer; and/or (B) if at any time on or after the date of the Agreement and before acceptance for payment of, or payment for, such Shares, any of the following events shall occur and are continuing:

    (a) any United States or foreign governmental entity or authority or any United States or foreign court of competent jurisdiction in the United States or any foreign country shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) materially restricts, prevents or prohibits consummation of the transactions contemplated by the Agreement, including the Offer or the Merger, (2) prohibits or limits materially the ownership or operation by Parent or any of its Subsidiaries of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or compels the Company, Parent, or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole, or (3) imposes material limitations on the ability of Parent, Sub or any other Subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Agreement and the transactions contemplated thereby; provided that Parent and Sub shall have used their respective reasonable efforts to cause any such order, decree, judgment, or injunction to be vacated or lifted.

    (b) there shall be instituted or pending any action or proceeding before any United States or foreign court or governmental entity or authority by any United States or foreign governmental entity or authority seeking any order, decree or injunction having any effect set forth in (a) above;

    (c) the representations and warranties of the Company contained in the Agreement (without giving effect to the materiality limitations contained therein) shall not be true and correct as of the expiration date of the Offer (as the same may be extended from time to time) as though made on and as of such date (except for representations and warranties made as of a specified date, which shall not be true and correct as of the specified date), except for any breach or breaches which, in the aggregate, would not have a Material Adverse Effect with respect to the Company; it being expressly understood, however, that any suits, actions or proceedings initiated or threatened against the Company or any of its officers or directors by any shareholder of the Company (or any group thereof) on or after the date hereof with respect to this Agreement or the transactions contemplated hereby shall not be given effect in determining whether or not the condition set forth in this subparagraph (c) has been satisfied.

    (d) the Company shall not have performed or complied in all material respects with its obligations under the Agreement to be performed or complied with by it and such failure continues until the later of (A) fifteen days after actual receipt by it of written notice from Sub setting forth in detail the nature of such failure or (B) the expiration date of the Offer;

    (e) there shall have occurred any material adverse change, or any development that is reasonably likely to result in a material adverse change, in the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; it being expressly understood, however, that neither (i) the U.S. Brass Bankruptcy Events nor (ii) any suits, actions or proceedings initiated or threatened against the Company or any of its officers or directors by any shareholder of the Company (or any group thereof) on or after the date hereof with respect to this Agreement or the transactions contemplated hereby shall be given effect in determining whether or not the condition set forth in this subparagraph (e) has been satisfied.

    (f) the Merger Agreement shall have been terminated in accordance with its terms;

    (g) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or materially modified or changed (including by amendment of Schedule 14D-9) in a manner adverse to Sub its recommendation of the Offer, the Agreement or the Merger;

    (h) there has occurred the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States; or

    (i) it shall have been publicly disclosed or Sub shall have otherwise learned that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 50% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 50% of any class or series of capital stock of the Company (including the Shares).

  The foregoing conditions (other than the Minimum Share Condition) are for the sole benefit of Sub and its affiliates and may be asserted by Sub regardless of the circumstances (including, without limitation, any action or inaction by Sub or any of its affiliates other than a material breach by Parent or Sub of the Agreement) giving rise to any such condition or may be waived by Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement and Plan of Merger among the Parent, Sub and the Company to which this Exhibit A is attached (the "Agreement").

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